Exhibit 10.1

CARDIOVASCULAR SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

1. Purpose of Plan and Effective Date. The effective date of this Cardiovascular Systems, Inc. Deferred Compensation Plan (“Plan”) is the 13th day of December, 2013. The purpose of the Plan is to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. It is the intention of the Company that this Plan shall be administered as an unfunded benefit plan established and maintained for a select group of management or highly compensated employees. Only a Participant’s base salary and bonuses payable in cash are eligible for deferral under the Plan. Restricted Stock is ineligible, pursuant to Treas. Reg. § 1.409A-(1)(b)(6)(i).

2. Definitions. For purposes of this Plan, the following phrases or terms have the indicated meanings unless otherwise clearly apparent from the context:

a. “Affiliate” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote fifty percent (50%) or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

b. “Base Salary” shall mean the compensation paid to a Participant by the Employer during a Calendar Year, excluding (i) any compensation reduction under a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code or under a flexible benefit program under Section 125 of the Internal Revenue Code, (ii) any amounts paid to the Participant as overtime, bonus, commission, or incentive compensation, (iii) reimbursements and expense allowances, fringe benefits, moving expenses, nonqualified deferred compensation, or welfare benefits, and (iv) any amounts required to be deducted satisfy any applicable payroll tax withholding.

c. “Base Salary Contribution” means that part of a Participant’s Base Salary that such Participant has elected to defer pursuant to Section 5.a.

d. “Beneficiary” shall mean the person, persons, or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Beneficiary Designation form entered into in accordance with the terms of this Plan.

e. “Beneficiary Designation” shall mean the form of written agreement, by which the Participant names the Beneficiary(ies) under the Plan.

f. “Board of Directors” shall mean the Board of Directors of the Company.

g. “Calendar Year” shall mean the period beginning on January 1 and ending on the following December 31.

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h. “Change in Control” means the occurrence of any of the following events, or, if later, the date which is defined as a change in control event under Code Section 409A(a)(2)(A)(v) or the regulations and other official guidance promulgated thereunder:

i.	A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

ii.	The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company by any person or entity or by a group of associated persons or entities acting in concert in one or a series of transactions which, during the twelve (12) month period ending on the date of the most recent acquisition, causes the aggregate beneficial ownership of such person, entity or group to equal or exceed thirty percent (30%) or more of the total combined voting power of all classes of the Company’s then issued and outstanding securities;

iii.	The sale of substantially all of the total gross value of the properties and assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company during a twelve-month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this Section 2.h.ii, “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets; or

iv.	A change in the composition of the Board of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” no longer constitute at least a seventy percent (70%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twelve (12) month period and any directors whose election was unanimously approved by the directors serving at the beginning of such twelve (12) month period.

i. “Change in Control Benefit” shall mean the amount in the Participant’s Elective Account payable pursuant to Section 6.f.

j. “Code” shall mean the Internal Revenue Code of 1986, as amended or succeeded.

k. “Commencement Date” shall mean the date specified in the Plan relating to the specific event triggering distribution of a Participant’s Elective Account, or elected by the Participant under Section 6.

l. “Committee” shall mean the Human Resources Compensation Committee of the Board of Directors.

m. “Company” shall mean Cardiovascular Systems, Inc., a Delaware corporation, with principal offices in the State of Minnesota, and any successor thereto.

n. “Controlled Group Member” shall mean any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

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o. “Deferred Compensation” refers to all items of future compensation of which a Participant elects to defer actual receipt, and includes deferrals of Base Salary, Performance Bonuses, and Discretionary Bonuses.

p. “Director” refers to an individual who is an active member of the Company’s Board of Directors.

q. “Disability” or “Disabled” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider’s employer.

r. “Discretionary Bonus” shall have the meaning set forth in Section 4.c.

s. “Discretionary Bonus Contribution” means that part of a Participant’s Discretionary Bonus that such Participant has elected to defer pursuant to Section 5.c.

t. “Elective Account” shall mean the memorandum account established and maintained by the Company for each Participant with respect to the Participant’s total interest in the Plan resulting from the Participant’s Elective Contributions, plus the earnings thereon.

u. “Elective Contributions” means that part of a Participant’s Base Salary, Discretionary Bonuses, or Performance Bonuses that such Participant has elected to defer under Section 5.

v. “Employee” shall mean any person who is in the regular full-time employment of the Company or a Subsidiary, as determined by the personnel rules and practices of the Company or a Subsidiary. The term does not include persons who are retained by the Company or a Subsidiary solely as consultants.

w. “Employer” shall mean the Company and any Subsidiary that duly adopts the Plan, and any successor thereto.

x. “Installments” shall mean substantially equal annual or monthly installment payments over a period of years designated by the Participant but not to exceed fifteen (15) years. If annual installments are elected, the first annual installment payment shall be made in cash to the Participant during the first sixty (60) days of the Plan Year beginning after the Commencement Date specified in Section 6. If monthly installments are elected, the first payment shall be made during the first sixty (60) days of the Plan Year beginning after the Participant’s Commencement Date specified in Section 6 and shall include payments for each calendar month, if any, commencing between the payment date and the first day of the Plan Year following the Commencement Date specified in Section 6. Subsequent monthly payments shall be made to the Participant on the first day of each month. Subsequent to the first installment payment, accrued interest on the unpaid accumulated balance will be added to each subsequent payment based on amortization over the term of payment. The interest rate to be used shall be equal to the prime rate, as reported by The Wall Street Journal’s bank survey, as determined on the Commencement Date, and as adjusted quarterly so long as Installment payments continue to be made. If the Participant dies after Installment payments begin, the remaining Account balance shall be paid to the Participant’s Beneficiary

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or Beneficiaries in a lump sum within sixty (60) days after the Participant’s death or, if later, by the end of the Plan Year in which the Participant’s death occurred. An amount payable on a date specified in this Section shall be paid as soon as administratively feasible after such date; but no later than the later of (a) the end of the Calendar Year in which the Commencement Date occurs; or (b) the 15th day of the third calendar month following such Commencement Date (provided neither the Participant, nor the Beneficiary shall have a right to designate the taxable year of the payment).

y. “Key Employee” shall mean a Participant who is a specified employee, as defined as in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Committee.

z. “Participant” refers to an Employee who is selected to participate in the Plan.

aa. “Performance Bonus” shall have the meaning set forth in Section 4.b.

bb. “Performance Bonus Contribution” means that part of a Participant’s Performance Bonus that such Participant has elected to defer pursuant to Section 5.b.

cc. “Plan Year” shall mean the Plan’s accounting year consisting of the twelve (12) month period beginning on July 1 and ending on the following June 30.

dd. “Separation from Service” means the date which is the later of the Employee’s separation from service as defined in Code Section 409A(a)(2)(A)(i), or in accordance with the following definition:

The Employee’s termination of employment with the Company, excluding death or Disability. The Employee shall not be deemed to have a Separation from Service while the Employee is on military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6) months or, if longer, the Executive Officer’s right to reemployment with the Company is provided either by statute or contract. If the period of leave exceeds six (6) months and the Executive Officer’s right to reemployment is not provided either by statute or contract, the Executive Officer shall be deemed to have a Separation from Service on the first day immediately following such six (6) month period. A termination of employment shall occur if, based on the facts and circumstances, the Executive Officer and the Company reasonably anticipate that no further services would be performed by the Executive Officer (whether as an employee or an independent contractor) after the termination date or that the level of the Executive Officer’s services would permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive Officer (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the period of time that the Executive Officer performed services for the Company, if less than 36 months).

ee. “Subsidiary” shall mean any business organization in which the Company, directly or indirectly owns a majority of its voting power or voting equity securities or equity interest and which the Board of Directors designates as a Subsidiary for purposes of this Plan.

ff. “Year of Vesting Service” shall mean each complete twelve-month period beginning on the date an employee becomes a Participant in the Plan and ending at the employee’s death or Separation from Service or, if earlier, when the employee’s participation in the Plan is discontinued by the Board of Directors. Partial years shall be disregarded.

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3. Eligibility and Participation. In order to be eligible for participation in the Plan, an Employee must be selected by the Committee. The Committee, in its sole and absolute discretion, shall determine eligibility for participation from among management or highly compensated employees of the Employer in accordance with the purposes of the Plan. An Employee ceases to be eligible for participation in the Plan upon his Separation from Service or, if earlier, the date his participation is discontinued by the Board of Directors. If a Participant or former Participant is reemployed by an Employer following a Separation from Service, such employee will not become eligible for participation again unless he or she is again designated by the Board of Directors.

4. Nature of Certain Compensatory Items. Set forth in this section is additional information surrounding the nature of certain compensation items able to be deferred under the Plan.

a. Base Salary. A Participant’s Base Salary is the Participant’s base cash compensation, as defined under Section 2.b.

b. Performance Bonus. The Company shall establish performance metrics for each Employee that is eligible for a Performance Bonus. Such performance metrics shall be established for either (i) the full Plan Year, or (ii) two or more performance periods during the Plan Year. If the performance goal(s) is/are established for the full Plan Year and is/are met, the Performance Bonus is paid out in cash (usually) within sixty (60) days following the end of the Plan Year (e.g., by August 31). If the performance goal(s) is/are set for two or more periods and the performance goal(s) for the performance periods is/are met, the Performance Bonus is paid out in cash (usually) within sixty (60) days following the end of each performance period.

c. Discretionary Bonus. In addition to other compensation and bonuses, the Committee may, in its discretion, award an Employee a bonus based solely on the Committee’s discretion. Such Discretionary Bonuses may be awarded for all or a portion of the Plan Year.

5. Contributions.

a. Base Salary Contributions. Each Participant may elect to defer up to one hundred percent (100%) of the Participant’s Base Salary for a particular Calendar Year. An election to defer Base Salary must be made in writing prior to the beginning of the Calendar Year within which the Base Salary will be earned. An election made with respect to a Participant’s Base Salary for a Calendar Year becomes irrevocable on the last day of the prior Calendar Year. Except as otherwise provided herein, the election may not be changed during the Calendar Year and remains in place for subsequent Calendar Years until changed or revoked. A change or revocation with respect to a subsequent Calendar Year must be made in writing before the end of the prior Calendar Year. Notwithstanding the foregoing, a newly eligible Participant may, within thirty (30) days after the date he or she becomes eligible, elect in writing to defer Base Salary for the Calendar Year in which he or she first becomes eligible, but only with respect to Base Salary earned subsequent to the election. Except as otherwise provided herein, such election is irrevocable with respect to the remainder of the Calendar Year and remains in place for subsequent Calendar Years until changed or revoked. A change or revocation with respect to a subsequent Calendar Year must be made in writing before the end of the prior Calendar Year. The Participant’s Base Salary Contribution shall be allocated to the Elective Account each pay period.

The Base Salary Contribution election of a Participant who receives an emergency withdrawal due to an Unforeseeable Emergency under Section 7.a or a hardship distribution under a tax-qualified 401(k) plan maintained by the Company shall be cancelled. A Participant whose Base Salary Contribution election is cancelled due to an Unforeseeable Emergency under Section 7.a may elect to resume Base Salary Contributions with respect to a Calendar Year beginning after such distribution is made by making

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an election prior to the beginning of such Calendar Year. A Participant whose Base Salary Contribution election is cancelled due to a hardship withdrawal under a tax-qualified 401(k) plan maintained by the Company may elect to resume Base Salary Contributions with respect to a Calendar Year beginning at least six (6) months after such withdrawal is made by making an election prior to the beginning of such Calendar Year.

b. Performance Bonus Contribution. A Participant may elect to defer the receipt of up to one hundred percent (100%) of any Performance Bonus to which a Participant may become entitled. The amount of the Performance Bonus deferred shall be allocated to the Participant’s Elective Account as of the date it would have been distributed if no deferral election had been made. A Participant’s deferral election shall remain and become irrevocable for all future Plan Years, to the extent the election is not timely modified or revoked. The Participant’s deferral election (or any modification or revocation of such election) shall be made in accordance with the following requirements:

(i) In general, the deferral election must be filed by the end of the Calendar Year preceding the Plan Year for which the Performance Bonus is established.

(ii) Notwithstanding the foregoing, the Participant’s deferral election may be made on or before the date that is six months before the end of the performance period if all of the following conditions are met: (A) the Performance Bonus qualifies as “performance-based compensation” within the meaning of Treas. Reg. § 1.409A-1(e), (B) the performance period is at least twelve (12) months long, (C) the Participant performs services continuously from the beginning of the performance period (or, if later, the date the performance criteria are established) through the date of the deferral election, and (D) the election is made before the Performance Bonus has become readily ascertainable (as determined under Code Section 409A and the regulations and other official guidance issued thereunder).

(iii) Further, a Participant’s deferral election may be made prior to the beginning of the Plan Year for which the Performance Bonus is established if the conditions of clause (ii) above are not met but such Performance Bonus qualifies as “fiscal year compensation” within the meaning of Treas. Reg. § 1.409A-2(a)(6).

In all cases, the Committee shall interpret this Section 5(b) in a manner that is consistent with Code Section 409A and the regulations and other official guidance issued thereunder.

c. Discretionary Bonus Contributions. Each Participant may elect to defer up to one hundred percent (100%) of any Discretionary Bonus to which the Participant may become entitled for a Plan Year. An election to defer a Discretionary Bonus must generally be made before the end of the Calendar Year which precedes the Plan Year in which the performance period commences; provided, however, that if the Discretionary Bonus qualifies as “fiscal year compensation” within the meaning of Treas. Reg. § 1.409A-2(a)(6), the Participant’s deferral election may be made prior to the beginning of the Plan Year for which the Discretionary Bonus is established. A Participant’s deferral election shall remain and become irrevocable for all future Plan Years, to the extent the election is not modified or revoked by the end of the Calendar Year which precedes the Plan Year to which the election will relate.

d. Newly Eligible Participants. In a Participant’s first year of eligibility, and for the first enrollment period for participation in this Plan, Participants may make an election to defer Base Salary, Performance Bonuses, and Discretionary Bonuses within thirty (30) days of eligibility, so long as the salary or bonus deferred relate only to the performance of services after the deferral election is made.

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e. Vesting. A Participant’s Elective Account shall be one hundred percent (100%) vested and non-forfeitable at all times.

f. Earnings on Participant’s Accounts. Each Participant may, at the time of his or her deferral election, choose to allocate the amount of Deferred Compensation deferred (except for the Company stock deferred) into certain categories of hypothetical investments to be determined by the Participant as are available under the range of investments as may be allowed by any third-party service provider to the Plan, or trustee, if any, or if none, from the range of investments as determined by the Committee in its discretion. The amounts deferred into a Participant’s Elective Account shall change in value based upon the allocated underlying hypothetical investments. The hypothetical investments available with respect to a particular deferral shall be as set forth on the version of the deferral election made available to Participants by the Committee at the time of deferral. The hypothetical investment selected by the Participant shall apply to the Participant’s entire aggregate Elective Account balance. If the hypothetical investment crediting mechanism is changed by the Participant, pursuant to the rules and procedures established by the Committee, then the new crediting mechanism shall apply commencing with the next succeeding January 1st after the filing of a new election.

6. Payment of Participant’s Elective Account.

a. Commencement Date. Except in the event of death, which is addressed in Section 8, the Employer shall pay to or cause to be paid to such Participant the balance of the Participant’s Elective Account at the time specified in Section 6.b.

b. Timing of Payment. Upon initial eligibility and participation in the Plan, each Participant may elect for the balance in his or her Elective Account to be paid (or, if installment payments, to commence) as of a fixed date of the Participant’s choosing, in accordance with the election procedure established by the Committee. If the Participant does not specify a fixed date, payment shall be made (or installment payments shall commence) upon a Participant’s Separation from Service. Hereinafter, the fixed date or the Participant’s Separation from Service, as the case may be, shall be referred to as the Commencement Date.

c. Form of Payment. Upon the Commencement Date, the lump sum balance in his or her Account shall be paid out to Participant, or Installments shall commence in accordance with the election in effect by such Participant. If no election is made with respect to the form of payment, then the balance of a Participant’s Elective Account shall be paid to him or her in a lump sum within sixty (60) days after the Commencement Date (provided that the Participant shall not have a right to designate the taxable year of the payment), unless otherwise provided in the Plan. The amounts payable shall be paid in cash. The Participant’s election (or deemed election) of a payment option shall be irrevocable.

d. Payment to Key Employees. Notwithstanding any provision of this Section to the contrary, if payment of a Key Employee’s Account is to be made because of the Key Employee’s Separation from Service, payment to such Key Employee shall begin on or within sixty (60) days after the first day of the seventh (7th) month after the Participant’s Separation from Service or, if later, on the date payment would otherwise begin under this Section. If the Key Employee elected to receive monthly Installments, and if payment is delayed under this Section, the first payment to the Key Employee shall include a lump sum equal to the sum of the missed monthly payments, plus interest at the rate specified in Section 2(w) for the period of the delay.

e. Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Plan, in the event that the Participant is a “covered employee” as that term is defined in Code Section 162(m)(3), or would be a covered employee if benefits were distributed in accordance with his or her

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Benefit Distribution Form election or early withdrawal request, the maximum amount which may be distributed from the Participant’s Elective Account in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitations set forth in this Section.

f. Payment of Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect whether to (i) receive a Change in Control Benefit, or (ii) have his or her Elective Deferral Account balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Elective Deferral Account balance paid pursuant to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant shall be deemed to have elected to receive a Change in Control Benefit upon the occurrence of a Change in Control. The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than sixty (60) days after the Change of Control. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating to a Change in Control Benefit in a manner that is consistent with Code Section 409A and the regulations and other official guidance issued thereunder.

7. Accelerated Payment.

a. Unforeseeable Emergency. Notwithstanding Section 6 above, a Participant who has suffered an Unforeseeable Emergency, as hereafter defined, may apply to withdraw amounts from the Participant’s Elective Account to the extent reasonably needed to satisfy the Unforeseeable Emergency. If the Committee, in its sole discretion, determines that an Unforeseeable Emergency has occurred, it shall pay to the Participant that portion of his Account which the Committee determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. Payment shall be made in a lump sum. A Participant requesting an emergency payment shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require. For purposes of this Section, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from any of the following:

i.	An accident or illness of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B));

ii.	Loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance;

iii.	Any other similar extraordinary and unforeseeable circumstance that the Committee, in its sole discretion, determines constitutes an unforeseen emergency under Code Section 409A and which is not relieved by compensation through insurance or otherwise, and which cannot reasonably be relieved by the liquidation of the Participant’s other assets without causing severe financial hardship.

b. Domestic Relations Order. Notwithstanding any provision of Section 6 to the contrary, the Committee may, in its discretion, distribute a portion of the Participant’s Elective Account to the extent vested and to the extent necessary to satisfy the terms of a domestic relations order, as defined under Code Section 414(p)(1)(B).

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c. Small Benefits. Notwithstanding any provision of this Plan to the contrary, the Committee may, in its discretion, distribute the Participant’s Elective Account balance, if any, in a lump sum within sixty (60) days after the Participant’s death or the Commencement Date provided that (1) the Participant’s entire vested benefit in any other nonqualified account balance plan of the Company or any Controlled Group Member that is treated, with this Plan, as a single nonqualified deferred compensation plan under section Treas. Reg. § 1.409A-1(c)(2) shall also be paid in a lump sum within sixty (60) days after the Participant’s death or the Commencement Date and (2) the total balance of the Participant’s vested Accounts and such other vested benefits does not exceed the applicable dollar amount under Code Section 402(g) (1)(B) (e.g., $17,500 for 2013) for the Calendar Year in which the distribution is made.

8. Death and Disability Benefits. If a Participant dies or becomes Disabled before payment begins under Section 6, the Employer will pay or cause the balance of the Participant’s Elective Account to be paid in a lump sum to the Participant or, in the case of the Participant’s death, to such Participant’s Beneficiary. Payment will be made by the last day of the Plan Year in which the death or Disability occurred or, if later, within sixty (60) days after the date of the death or Disability. Proof of death or Disability must be furnished in a form acceptable to the Committee.

9. Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries to receive benefits under the Plan by completing the Beneficiary Designation. If more than one Beneficiary is named, the shares or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation. The Beneficiary Designation must be approved in writing by the Committee; however, upon the Committee’s acknowledgement of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant. If the Committee has any doubt as to the proper Beneficiary to receive payments, it shall have the right to withhold payments until the matter is finally adjudicated or to interplead the Participant’s Elective Account into a court of competent jurisdiction. Any payment made by the Employer in good faith and in accordance with the provisions of this Plan and a Participant’s Beneficiary Designation shall fully discharge the Employer and Committee from all further obligations with respect to the payment.

10. Source of Benefits.

a. Benefits Payable from General Assets. The Elective Accounts at all times shall be unfunded and except as set forth in Section 10.b, no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company nor shall any person entitled to payment have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of an Employer that may be looked to for payment. An Employer’s liability for the payment of benefits shall be evidenced only by this Plan. In all events, it is the intent of each Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

b. Investments to Facilitate Payment of Benefits. Although the Employer is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the employer may elect to do so and may also elect to acquire life insurance policies on any Participant or create a “Rabbi” trust. The Participant also understands and agrees that the participation of Participant, in any way, in the acquisition of any insurance policy or any other general asset by the Employer shall not constitute a representation to the Participant, the designated recipient, or any person claiming through the Participant that any of them has a special or beneficial interest in the general asset.

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c. Employer Obligation. The Employer shall have no obligation of any nature whatsoever to a Participant under this Plan other than what is specifically stated in the Plan.

11. Termination of Service. This Plan does not obligate the Employer to continue the employment of a Participant with the Employer nor does it limit the right of the Employer at any time and for any reason to terminate the Participant’s employment. Termination of a Participant’s employment with the Employer for any reason, whether by action of the Employer or otherwise, shall immediately terminate a Participant’s continued participation in this Plan. In no event shall this Plan by its terms or implications constitute an employment contract of any nature whatsoever between the Employer and a Participant.

12. Terminations, Amendments, Modification or Supplement of Plan. The Employer reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time. Such right to terminate, amend, modify, or supplement this Plan shall be exercised for the Employer by the Board of Directors; provided, however, that no action to terminate this Plan shall be taken except upon written notice to each Participant to be affected, which notice shall be given not less than thirty (30) days prior to the action. Any action under this Section 12 shall not affect rights previously accrued under this Plan. Notwithstanding the foregoing, the Company intends that any amendment, modification or termination shall be in accordance with the provisions of Code Section 409A and that adverse tax consequences for Participants under Code Section 409A not result from such amendment, modification, or termination.

13. Other Benefits and Agreements. The benefits provided for a Participant and any Beneficiary hereunder and under this Plan are in addition to any other benefits available to such Participant under any other program or plan of the Employer for its employees or Directors, and, except as may otherwise be expressly provided for, this Plan shall supplement and shall not supersede, modify, or amend any other program or plan of the Employer or a Participant.

14. Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to sale, assignment, or encumbrances, and any attempt to sell, assign, or encumber the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under this Plan should become bankrupt or attempt to sell, assign, or encumber any right to a benefit under this Plan then such right or benefit shall, in the discretion of the Committee, terminate, and, in that event, the Committee shall hold or apply the same or any part of it for the benefit of the Participant or Beneficiary, or the Participant’s spouse, children, or other dependents, in a manner and in a portion that the Committee, in its sole and absolute discretion, may deem proper.

15. FICA and Other Taxes.

a. At Time of Deferral. For each Plan Year in which Deferred Compensation is being withheld from a Participant’s compensation, the Company shall withhold from that portion of the Participant’s Base Salary, Performance Bonus or Discretionary Bonus that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes due with respect to the Deferred Compensation. If necessary, the Committee may reduce the Elective Contribution in order to comply with this Section.

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b. At Time of Payment. The Company, or the trustee of a trust established as described in Section 10, shall withhold from any payments made to a Participant or his or her Beneficiary under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.

16. Administration of this Plan.

a. Appointment of Committee. The general administration of this Plan, as well as its construction and interpretation, shall be vested in the Committee or its successor, as the members of which are designated and appointed from time to time by the Board of Directors. Notwithstanding the foregoing, the Company intends that construction and interpretation of the Plan shall be in accordance with the provisions of Code Section 409A and that adverse tax consequences for Participants under Code Section 409A not result from such construction or interpretation.

b. Section 409A Savings Clause. Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with Code Section 409A, and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Code Section 409A. If any provision of this Plan would cause a Participant to incur taxation or interest under Code Section 409A, the Company may reform such provision to comply with Section 409A, or an exemption or exception thereunder, to the full extent permitted under Code Section 409A.

c. Committee Rules and Powers - General. Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan. Such decisions, actions and records of the Committee shall be conclusive and binding upon the Employer and all persons having or claiming to have any right or interest in or under the Plan.

d. Reliance of Certificate, Etc. The members of the Committee and the officers and directors of the Employer shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

e. Determination of Benefits. In addition to the powers specified, the Committee shall have the power to compute and certify under this Plan the amount and kind of benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purposes.

f. Information to Committee. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment and such other pertinent facts as the Committee may require.

17. Claims. All claims for benefits under the Plan shall be made to the Committee. If the Committee denies a claim, the Committee may provide notice to the Participant or beneficiary, in writing, within ninety (90) days after the claim is filed unless special circumstances require an extension of time for processing the claim, not to exceed an additional ninety (90) days. If the Committee does not notify the Participant or Beneficiary of the denial of the claim within the time period specified above, then the claim shall be deemed denied. The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth (1) specific references to the pertinent Plan provisions on which the denial is based; (2) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (3) an explanation of the Plan’s claim procedure.

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Within sixty (60) days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The claimant or his duly authorized representative may (1) request a review upon written notice to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing.

A decision on the review by the Committee will be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

18. Miscellaneous.

a. Execution of Receipts and Releases. Any payment to any Participant, a Participant’s legal representative, or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company. The Company may require the Participant, legal representative, or Beneficiary, as a condition precedent to payment, to execute a receipt and release in a form it may determine in its discretion.

b. No Guarantee of Interests. Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan. The liability of the Employer to make any payment under this Plan is limited to the then available assets of the Employer.

c. Employer Records. Records of the Employer as to a Participant’s employment, termination of employment and the reason therefore, re-employment, authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to incorrect.

d. Evidence. Evidence required of anyone under this Plan and any Plan Agreement executed may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

e. Administration Expenses. The Company shall bear all costs and expenses necessary to administer the Plan.

f. Manner of Distribution to Minors or Those Lacking Capacity. If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to such distributee, the distribution will be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee’s judgment, will apply the distribution in the best interests of the intended distributee.

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g. Notice. Any notice which shall or may be given under this Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company as follows:

Cardiovascular Systems, Inc.

651 Campus Drive

St. Paul, MN 55112-3495

Attn: Jim Flaherty, Chief Administrative Officer

h. Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address to the Company at the address identified in the preceding subsection.

i. Effect of Provisions. The provisions of this Plan shall be binding upon the Company and its successors and assigns, and upon the Participant, Beneficiaries, assigns, heirs, executors and administrators.

j. Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

k. Governing Law. All questions arising with respect to this Plan shall be determined by reference to the laws of the State of Delaware unless preempted by federal law.

l. Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

m. Governmental Entities and Securities Exchanges. The Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

n. Rule 16b-3 Securities Law Compliance for Insiders. Transactions under the Plan with respect to Insiders (as defined below) are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934 (the ”Exchange Act”) to the extent that Section 16 is of the Exchange Act is then applicable to the Company. Any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. For purposes of the Plan, the term “Insider” means an individual who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 12 of the Exchange Act.

o. Notice to Insiders and Securities and Exchange Commission. To the extent required by applicable law, the Company shall provide notice to any Insider (as defined in Section 21.n.), as well as to the Securities and Exchange Commission, of any “blackout period” (as defined in Section 306(a)(4) of the Sarbanes-Oxley Act of 2002) in any case in which an Insider is subject to the requirements of Section 304 of said Act in connection with a “blackout period.”

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IN WITNESS WHEREOF, the Company has signed this Plan document effective as of December 13, 2013.

“Company”
Cardiovascular Systems, Inc., a Delaware corporation

By:	/s/ David Martin

Title: Chief Executive Officer

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